AGREEMENT

Agreement, entered into on June 15, 2005 but effective as of May 4, 2005 (“Effective Date”), by and between Richard Berman, an individual with an address at 420 Lexington Avenue, New York, New York 10170 (“Berman”), and National Investment Managers Inc., a Florida corporation with its principal office located at 830 Third Avenue, New York, New York 10022 (the “Company”).

RECITALS

The Company desires to engage Berman to serve as Chairman of the Company’s Audit Committee, in addition to Berman’s services as a director of the Company, and Berman desires to perform such services.

NOW, THEREFORE, the Company and Berman agree as follows:

1    Engagement; Duties. The Company hereby retains the services of Berman, and Berman hereby agrees to render services to the Company, all in accordance with the terms and conditions hereof during the Term (as defined in Section 2). In such capacity, Berman shall serve as Chairman of the Audit Committee of the Company’s Board of Directors, non-executive Chairman of the Board of the Company, and a member of the Corporate Governance and Executive Committees of the Board of Directors of the Company.

2    Term.The term of this Agreement (“Term”) shall be for a period of one (1) year from the Effective Date, subject to earlier termination at such time as Berman no longer serves as Chairman of the Board and Chairman of the Audit Committee (the “Term”).

3    Compensation.

(A)  Annual Fee.As consideration for the performance by Berman of Berman’s obligations under this Agreement, Berman shall be compensated during the Term at a rate of Fifty-Two Thousand Dollars ($52,000) per annum (the “Annual Fee”). The Annual Fee shall be payable in accordance with the Company’s normal monthly payroll run. The Company shall deduct from the Annual Fee any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

(B)  Stock Options. In addition, and subject to adoption and approval of the Company’s stock option plan (“Stock Option Plan”) and the terms thereof and the terms of the stock option agreement executed by the parties in connection therewith and pursuant thereto (“Stock Option Agreement”), Berman is hereby granted options (“Options”) to purchase 266,370 shares of the Company’s common stock at an exercise price of $1.00 per share, as adjusted from time to time in accordance with the provisions of the Stock Option Plan and the Stock Option Agreement under which such Options are issued. The Options shall have a term of seven (7) years from the date of grant. All of such Options shall vest on the first anniversary of the date of grant or, if sooner, upon any sale or other disposition of all or substantially all of the Company’s assets, or upon a merger, consolidation, reorganization or other similar transaction resulting in a change of control of the Company’s business. Other terms shall be as set forth in the Company’s Stock Option Plan and/or related Stock Option Agreement. All unvested Options and any vested but unexercised Options shall automatically become null and void and shall automatically terminate upon the termination of Berman’s engagement by the Company for cause (as determined in good faith by the Board of Directors) or upon Berman’s voluntary termination of his engagement by the Company. Upon the termination of Berman’s engagement due to death, disability (as determined in good faith by the Board of Directors) or by the Company without cause, all unvested Options shall automatically become null and void and shall terminate and all vested and unexercised Options shall be exercisable in accordance with the Company’s Stock Option Plan and Stock Option Agreement but in any event for a period not less than ninety (90) days following the date of termination of his engagement. In the event of any conflict between the terms and provisions of this Agreement and those of the Stock Option Agreement, the terms of the Stock Option Agreement shall govern and be controlling.

4    Reimbursement of Expenses.During the Term, the Company shall reimburse Berman for ordinary and necessary business expenses incurred by Berman in the performance of Berman’s duties on behalf of the Company, provided, however, that such expenses were authorized by the Company in advance, and that Berman presents evidence of such expenses as may be required under the policies of the Company as are then in effect.

5    Representation and Warranty of Berman. Berman represents and warrants to Company that the execution and delivery of this Agreement and the performance of Berman’s obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Berman is a party or by which Berman is bound; or (b) order, judgment or decree of any court or arbitrator.

6    General Provisions.

(A)  Notices. All notices and other communica-tions under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Berman - to: 420 Lexington Avenue, Suite 2401, New York, NY 10170, fax no. 212 632 3501; and if to the Company, to: National Investment Managers Inc., 830 Third Avenue, New York, NY 10022, Attention: President, and to: Cohen Tauber Spievack & Wagner LLP, 420 Lexington Avenue, Suite 2400, New York, NY 10170, fax no. 212 586 5095, attention: Adam Stein, Esq.

(B)  Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law.

(C)  Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

(D)  No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(E)  Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. All disputes relating in any way to this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Commercial Arbitration Rule of the American Arbitration Association as then in effect. The arbitration hearing shall be held in New York, New York and shall be before a single arbitrator selected by the parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association pursuant to its rules on selection of arbitrators. Any arbitrator selected shall have reasonable experience as an arbitrator relating to the dispute at issue. The arbitrator shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible but not more than thirty days after the hearing. All discovery disputes shall be resolved by the arbitrator. The parties shall use all reasonable efforts to keep arbitration costs to a minimum.

(F)  Counterparts. This Agreement may be executed by facsimile signatures and in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument.

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(G)  Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ Richard E Stierwalt
Name: Richard E. Stierwalt
Title: Chief Executive Officer

By:	/s/ Richard Berman
RICHARD BERMAN

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